Exhibit 10.1

HEALTHCARE SERVICES GROUP, INC.

AMENDED AND RESTATED

DEFERRED COMPENSATION PLAN

ARTICLE 1.

STATEMENT OF PURPOSE

Section 1.1 General Purpose.

The purpose of the Healthcare Services Group, Inc. Amended and Restated Deferred Compensation Plan as set forth herein and as the same may hereafter be amended (the “Plan”), is to secure and retain the services of a select group of management or highly compensated employees (the “Key Employees”) of Healthcare Services Group, Inc. (the “Company”) and its “Affiliates” (as hereinafter defined and, together with the Company, the “Employer”), and to provide additional retirement benefits to these Key Employees who have devoted extraordinary energies to the Employer.

Section 1.2 Effective Date.

The Plan, as amended and restated, shall (except as otherwise provided herein) be effective with respect to amounts deferred hereunder as of January 1, 2013 (the “Effective Date”) and thereafter. The Plan was previously amended and restated effective January 1, 2009 to incorporate the changes required under Section 409A of the “Code” (as hereinafter defined) (the “409A Effective Date”). For amounts deferred under the Plan as of January 1, 2005 and prior to the 409A Effective Date, the Plan shall be operated in good faith compliance with Section 409A of the Code, including, as applicable, IRS Notice 2005-1 and the Proposed Treasury Regulations issued with respect to Section 409A of the Code on October 4, 2005 (for taxable years beginning prior to January 1, 2008). The original effective date of the Plan is January 1, 2000.

Section 1.3 Internal Revenue Code and ERISA;

General Creditor Status of Participants.

(a)	Tax Qualification under the Internal Revenue Code.

It is intended that the Plan not be a tax-qualified plan under Section 401(a) or Section 403(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

(b)	Status under the Employee Retirement Income Security Act of 1974.

It is intended that the Plan be entitled to all statutory and regulatory exemptions under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) applicable to unfunded plans maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

(c)	Creditor Status of Participants.

It is intended that all benefits be paid from the general assets of the Company, that benefits accrued under the Plan be unfunded for ERISA and Code purposes until paid, and that, as to unpaid accrued benefits under the Plan, each Participant is an unsecured general creditor of the Company.

ARTICLE 2.

DEFINITIONS

Section 2.1 “Account” means the entire interest of the Participant in the Plan.

Section 2.2 “Affiliate” means any and all persons with whom or with which the Company would be considered a single employer under Section 414(b) or (c) of the Code, applied by using the “at least 80%” ownership threshold set forth in Sections 1563(a)(1), (2) and (3) and Treasury Regulation Section 1.414(c)-2, respectively, instead of the “at least 50%” ownership threshold set forth in Treasury Regulation Section 1.409A-1(h)(3).

Section 2.3 “Age” means the chronological age (in years) attained by the Employee at the most recent past anniversary of the date of his or her birth.

Section 2.4 “Beneficiary” means the person, persons or entity entitled to receive benefits by reason of the death of a Participant under the Plan.

Section 2.5 “Board” means the Board of Directors of the Company.

Section 2.6 “Code” means the Internal Revenue Code of 1986, as amended, and successor statutes of similar purpose. A reference to any specific Section of the Code shall be a reference to the same or similar text if that Section is renumbered or redesignated and a reference to one or more Sections of a successor statute addressing the same or parallel concepts.

Section 2.7 “Committee” means the committee appointed by the Board, consisting of three (3) or more individuals, which shall be responsible for the administration of the Plan. Members of the Committee may be Participants and may be members of the Board.

Section 2.8 “Deferral Year” means a Plan Year with respect to which a Salary Deferral Election applies. Notwithstanding any provision of this Plan to the contrary, a Deferral Year must be a Plan Year with respect to which a Participant provides services to the Employer.

Section 2.9 “Disability” (including any words of similar import) means the condition under which the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Employer.

Section 2.10 “Earnings” means an Employee’s total W-2 compensation earned with respect to services rendered to or on behalf of the Employer, exclusive of income attributable to the exercise of stock options and the receipt of automobile allowances. Notwithstanding the foregoing, effective for Deferral Years beginning on or after January 1, 2009, “Earnings” means the sum of an Employee’s (i) base salary (exclusive of income attributable to the exercise of stock options and the receipt of automobile allowances), payable to the Employee during the Deferral Year in respect of services performed during Deferral Year, in accordance with the Employer’s normal payroll practices, and (ii) incentive compensation, payable to the Employee (A) as of June 30 of the Deferral Year in respect of services performed during the first quarter of the Deferral Year, (B) as of December 31 of the Deferral Year, in respect of services performed during the second and third quarters of the Deferral Year and (C) as of January 31 of the Plan Year immediately following the Deferral Year, in respect of services performed during the fourth quarter of the Deferral Year. Nothing contained herein shall be construed by any party as requiring the Employer to pay any incentive compensation to any Employee for any Deferral Year, and the decision to do so shall be made by the Committee in its sole and absolute discretion.

Section 2.11 “Employee” means a person having a common law employer/employee relationship with the Employer. The term shall not include persons characterized by the Employer as “independent contractors,” “leased employees” or “consultants,” regardless of whether such persons may be characterized for income or payroll tax withholding or liability, worker’s compensation payments or unemployment compensation premium calculations by the IRS or other governmental authority.

Section 2.12 “Employment Termination Date” means the date on which the Participant sustains a Separation from Service.

Section 2.13 “IRS” means the Internal Revenue Service.

Section 2.14 “Key Employee” means an Employee selected for participation in the Plan by the Committee and who is employed in any of the following executive or management capacities:

(a) Corporate executive and corporate management personnel;

(b) Divisional and Regional Managers; and

(c) District Managers.

Section 2.15 “Plan” means the Healthcare Services Group, Inc. Amended and Restated Deferred Compensation as set forth herein, and as the same may hereafter be amended.

Section 2.16 “Participant” means a Key Employee who is eligible to participate in the Plan.

Section 2.17 “Plan Administrator” means the Committee.

Section 2.18 “Plan Year” means the calendar year.

Section 2.19 “Retirement” means a Participant’s Separation from Service on or after attaining age 60. Effective for Deferral Years after 2012, “Retirement” shall mean a Participant’s Separation from Service on or after attaining age 55.

Section 2.20 “Salary Deferral Election” means an election by a Participant to defer a portion of his or her Earnings for a given Deferral Year, pursuant to an election to do so in accordance with the provisions of Section 4.1 hereof.

Section 2.21 “Separation from Service” means the death, Retirement or Termination of Employment of the Participant. For purposes of this Section 2.21,

(a) the employment relationship is treated as remaining intact while the Participant is on military leave, sick leave or other bona fide leave of absence if the period does not exceed six months, or if longer, so long as the individual retains a right to reemployment with any member of the Employer under an applicable statute or by contract;

(b) a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for any member of the Employer; and

(c) if the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.

Section 2.22 “Scheduled Distribution” means a payment scheduled to be made on a date certain (on or about February 15) while the Participant is still employed by the Employer. A Scheduled Distribution shall be available to Participants for Salary Deferral Elections effective on or after January 1, 2013.

Section 2.23 “Specified Employee” means a Participant who, as of the date of his or her Separation from Service, is a key employee of any member of the Employer the stock of which is publicly traded on an established securities market (within the meaning of Treasury Regulation Section 1.897-1(m)) or otherwise. For purposes of this Section 2.22,

(a) a Participant is a key employee if such Participant meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during the 12-month period ending on a Specified Employee Identification Date;

(b) if a Participant is a key employee as of a Specified Employee Identification Date, he or she is treated as a key employee under the Plan for the entire 12-month period beginning on the Specified Employee Effective Date; and

(c) for purposes of identifying a Specified Employee by applying the requirements of Section 416(i)(1)(A)(i), (ii) and (iii) of the Code, the definition of compensation under Treasury Regulation Section 1.415(c)-2(a) is used, applied as if the Company were not using any safe harbor provided in Treasury Regulation Section 1.415(c)-2(d), were not using any of the elective special timing rules provided in Treasury Regulation Section 1.415(c)-2(e), and were not using any of the elective special rules provided in Treasury Regulation Section 1.415(c)-2(g). Notwithstanding the foregoing, the Company may elect to use any available definition of compensation under Section 415 of the Code and the Treasury regulations thereunder, including any available safe harbor and any available election under the timing rules or special rules, provided that the definition is applied consistently to all employees of the Employer for purposes of identifying Specified Employees. However, once a list of Specified Employees has become effective, the Employer shall be prohibited from changing the definition of compensation for purposes of identifying Specified Employees for the period with respect to which such list is effective.

Section 2.24 “Specified Employee Effective Date” means April 1st immediately following the Specified Employee Identification Date.

Section 2.25 “Specified Employee Identification Date” means December 31st.

Section 2.26 “Stock” means the voting common stock of HCSG, $0.01 par value per share.

Section 2.27 “Termination of Employment” means the Participant’s termination of employment with the Employer for any reason other than death or Retirement, including on account of Disability, where the Participant and the Employer reasonably anticipate either that no further services would be performed by the Participant for the Employer after a certain date or that the level of bona fide services that the Participant would perform after such date (whether as an employee or independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period (or full period of services to the Employer if less than 36 months). For purposes of this Section 2.26, periods during which the Participant is on an unpaid leave of absence are disregarded (including for purposes of determining the relevant 36-month period), and periods during which the Participant is on a paid bona fide leave of absence are treated as periods during which the Participant provided services at the level which the Participant would have been required to perform the services to receive the compensation if not on a bona fide leave of absence.

Section 2.28 “Trust” means the trust established by the Company with Bank of America, N.A., as trustee (“Trustee”), pursuant to that certain Trust Agreement dated as of October 18, 2012, as amended or amended and restated from time to time (the “Trust Agreement”), for the purpose of receiving contributions from the Company and retaining such contributions (and the proceeds thereof from investments, including the proceeds of any life insurance policies owned by the trust, if any) as a source of funds to assist the Company in meeting its obligation to provide benefits under the Plan.

Section 2.29 “Valuation Date” means mean any day on which the New York Stock Exchange or any successor to its business is open for trading, or such other date as may be designated by the Committee.

Section 2.30 “Valuation Funds” means the funds selected by the Committee and listed on the attached Exhibit “A,” to be used as earnings indices described in Section 4.3. The Valuation Funds so listed on Exhibit “A” are subject to change from time to time as the Committee, in its sole discretion, deems necessary or appropriate. No provision of this Plan shall be construed as giving any Participant an interest in any of these Valuation Funds, nor shall any provision require the Employer or the Trustee to make any investment in any such funds.

Section 2.31 “Vesting Date” means the date specified in Section 4.2(b) that a Participant becomes fully vested in the Stock allocated to that Participant’s Account pursuant to Section 4.2(a).

ARTICLE 3.

PARTICIPATION

Section 3.1 Eligibility.

Participation in the Plan shall be strictly limited to Key Employees.

Section 3.2 Commencement of Participation.

Each Key Employee employed by the Employer on the original effective date set forth in Section 1.2 hereof and who elects to participate in the Plan shall become a Participant as of such date. Every other Key Employee shall become a participant on the first day of the Plan Year coincident or next following the date such individual became a Key Employee.

Section 3.3 Cessation of Participation.

Each Participant shall remain a Participant until the later to occur of:

(a) his or her Employment Termination Date; or

(b) the date on which he or she receives a distribution of the entire balance of his or her Account, so that he or she then has no remaining balance in his or her Account.

ARTICLE 4.

ELECTION OF DEFERRALS,

INVESTMENT OF DEFERRAL, PAYMENT OF BENEFITS

Section 4.1 Election of Deferral.

(a) General Rule. Each year, every Participant may irrevocably elect to defer the receipt of up to twenty-five percent (25%) of his or her Earnings payable for any Deferral Year, in respect of services to be performed by the Participant for the Employer for such Deferral Year, by filing a Salary Deferral Election with the Plan Administrator prior to the end of the Plan Year immediately preceding the Deferral for the applicable Deferral Year. Such Salary Deferral Election shall apply to both base salary and incentive compensation. For avoidance of doubt, a Participant shall not have the ability to designate a different percentage to be deferred with respect to either element of Earnings for any given Deferral Year. A Salary Deferral Election shall be in the manner prescribed by the Plan Administrator.

(b) Initial Deferral Election. Notwithstanding Section 4.1(a) of the Plan, in the case of the first Plan Year during which a Key Employee becomes eligible to participate in the Plan, the Key Employee may file a Salary Deferral Election with the Plan Administrator within 30 days after the date on which he or she becomes so eligible, with respect to Earnings paid for services to be performed during such Plan Year (the initial Deferral Year) after the effective date of the Salary Deferral Election contained therein.

(c) Vesting of Earnings. The portion of a Participant’s Account attributable to any Salary Deferral Election shall be fully vested as of the date on which the applicable Earnings are credited to such Account.

(d) Termination of Salary Deferral Election for a Given Deferral Year. A Participant’s obligation to defer Earnings under a given Salary Deferral Election will terminate as of December 31 of each year.

Section 4.2 Employer Matching.

(a) Allocation Rules. The Company shall contribute and allocate to each Participant’s Account, as of the last day of each Deferral Year, the number of full shares of Stock obtained by dividing an amount equal to twenty-five percent (25%) of the first fifteen percent (15%) of Earnings deferred by the Participant for such Deferral Year (the “Deferral Year”) pursuant to the election described in Section 4.1, by the Market Price of the Stock on the last day of the Deferral Year. For this purpose Market Price shall mean the closing price of the Stock on the last day of the Deferral Year or if there was no trading of the Stock on such date, the closing price on the nearest prior business day on which trading occurred on a recognized securities exchange. Notwithstanding the foregoing, stock certificates in respect of allocations under this Section 4.2(a) shall be credited to the Account no later than January 31st of the Plan Year immediately following the Deferral Year. To be eligible to receive an allocation of Stock pursuant to this Section 4.2(a), a Participant must be employed by the Employer on the last day of the Deferral Year.

(b) Each Key Employee who becomes eligible and elects to participate in the Plan shall have a fully vested nonforfeitable interest in the Stock allocated to his or her Account, if still employed by the Employer, on the last day of the Plan Year which commences on or after the third anniversary of the first day of the first Plan Year in which a Key Employee elects to make contributions to the Plan. In the event a Participant’s experiences a Separation from Service for any reason other than death, Disability or Retirement prior to the Participant’s Vesting Date, all Stock previously allocated to such Participant’s Account shall be forfeited and held by the Trustee to be allocated in subsequent years pursuant to Section 4.2(a) hereof.

Section 4.3 Investment of Deferrals and Matching Contributions.

(a) Except as otherwise provided under Section 4.2(a) with respect to Stock certificates, the Company shall contribute to the Trust all amounts deferred and contributed hereunder within ten (10) business days of the date such amounts would otherwise have been paid to a Participant pursuant to the Company’s standard payroll practices. All amounts contributed to the Trust and the earnings thereon shall be held by the trustee of the Trust and invested in accordance with the terms of the Trust Agreement. Without in any way limiting the generality of the foregoing, and subject to such limitations as may from time to time be required by law or imposed by the Committee, and subject further to such operating rules and procedures as may be imposed from time to time by the Committee, each Participant may express to the Committee a preference as to how the portion of the Participant’s Account attributable to Earnings (the “Earnings Sub-Account”) should be constructively invested among the Valuation Funds. Such preference shall designate the percentage of the Participant’s Earnings Sub-Account which is requested to be constructively invested in each Valuation Fund.

(b) A Participant’s expression of investment preference shall be made telephonically, via the recordkeeper’s telephone voice response system, or electronically, via the recordkeeper’s Internet web access system, each as established by the recordkeeper, at the Employer’s direction, for the purpose of recording the Participant’s investment elections among the Valuation Funds. Such investment elections shall serve merely as earnings indices for the Participant’s Account, and neither the Employer nor the Committee nor the Trustee shall be obligated to follow such elections. The Employer shall not be obligated to invest any funds in connection with this Plan, including, but not limited, with respect to distributions under Section 4.4, 4.5 and 4.6 hereof.

(c) Whether or not a Participant’s investment preferences are followed with respect to actual investments, the Participant’s Earnings Sub-Account will be credited with earnings or losses as follows. As of each Valuation Date, the net earnings or losses (as defined below) of each Valuation Fund since the preceding Valuation Date shall be allocated among all Earnings Sub-Accounts in accordance with the preferences indicated by each Participant as though the Earnings Sub-Accounts had been invested in the Valuation Fund in accordance with each Participant’s indicated preference. For purposes of this allocation, the Earnings Sub-Account of each Participant will consist of the balance of the Earnings Sub-Account as of the preceding Valuation Date, adjusted: (i) by adding thereto the Participant deferrals made since the preceding Valuation Date and (ii) by subtracting therefrom all distributions made to the Participant or to a Beneficiary or Beneficiaries.

(d) For purposes of this Section 4.3, the Earnings Sub-Account shall include the cash value of dividends (“Dividend Equivalents”) declared by the Company on the Stock allocated to a Participant’s Account. Such Dividend Equivalents, to the extent declared, shall be allocated to the purchase additional shares of Stock, in a manner determined by the Committee in its sole discretion, as of the end of each calendar quarter within a Plan Year.

Section 4.4 Payment of Benefits.

(a) Initial Deferral Elections.

(i) Subject to the vesting requirements contained herein, the Plan Administrator shall direct the Trustee of the Trust to pay the Participant, in a single lump sum within ninety (90) days following the Employment Termination Date, the portion of the Participant’s Account that consists of Participant deferrals allocated to the Earnings Sub-Account prior to the end of the 2009 Deferral Year (together with any earnings, losses, or Dividend Equivalents thereon pursuant to Section 4.3) and shares of Stock contributed by the Company prior to the end of the 2009 Deferral Year, valued as of the applicable Valuation Date.

(ii) For each Deferral Year after 2009 and prior to 2013, a Participant shall designate the time and form of distribution of Participant deferrals allocated to the Earnings Sub-Account during each such Deferral Year (together with any earnings, losses, or Dividend Equivalents thereon pursuant to Section 4.3) and shares of Stock contributed by the Company during each such Deferral Year, pursuant to an irrevocable written distribution election filed by the Participant (in the manner prescribed by the Plan Administrator) prior to the commencement of each such Deferral Year, and, subject to the vesting requirements contained herein, the Plan Administrator shall direct the Trustee to reimburse the Company so that it may pay the Participant such amounts pursuant to such distribution election(s), valued as of the applicable Valuation Date. Each such distribution election shall apply to the subsequent Deferral Year unless and until the Participant files a new distribution election for the forthcoming Deferral Year; provided, however, that if the Participant never files a distribution election, all such amounts shall be paid in a single lump sum within ninety (90) days following the Participant’s Employment Termination Date. Such distribution election(s) shall allow the Participant to choose to have such amounts distributed either (1upon a Scheduled Distribution while employed with the Company (2) within ninety (90) days following the Retirement. In the event the Participant terminates employment prior to reaching Retirement, the Participant shall receive a lump sum payment for amounts deferred after January 1, 2013

(iii) For each Deferral Year after 2012, a Participant shall designate the time and form of distribution of Participant deferrals allocated to the Earnings Sub-Account during each such Deferral Year (together with any earnings, losses, or Dividend Equivalents thereon pursuant to Section 4.3) and shares of Stock contributed by the Company during each such Deferral Year, pursuant to an irrevocable distribution election filed by the Participant (in the manner prescribed by the Plan Administrator) prior to the commencement of each such Deferral Year, and, subject to the vesting requirements contained herein, the Plan Administrator shall direct the Trustee of the Trust to pay to the Company the amount necessary to pay the Participant such amounts pursuant to such distribution election(s), valued as of the applicable Valuation Date. Each such distribution election shall apply to the subsequent Deferral Year unless and until the Participant files a new distribution election for the forthcoming Deferral Year; provided, however, that if the Participant never files a distribution election, all such amounts shall be paid in a single lump sum within ninety (90) days following the Participant’s Employment Termination Date. Such distribution election(s) shall allow the Participant to choose to have such amounts distributed either:

1)

after a five (5) year deferral period, a Scheduled Distribution of such that the amounts will be distributed in the February that follows the fifth anniversary of the first day of the Deferral Year in a single lump sum or five (5) substantially equivalent annual installments (as elected);

2)	within ninety (90) days following the Participant’s Retirement in a lump sum or up to five (5) substantially equivalent annual installments (as elected),

3)	within ninety (90) days following the date of the Participant’s Employment Termination Date in a single lump sum;

provided, however, that if the Participant undergoes a Separation from Service (other than on account of Retirement), all remaining payments due to the Participant shall be paid in a single lump sum within ninety (90) days following the Participant’s Employment Termination Date.

(iv) With respect to the Earnings Sub-Account, on the payment date (or each payment date in the case of annual installments) set forth in this Section 4.4(a), Trust investments, which may or may not include any Valuation Funds, shall be liquidated on a pro-rata basis (regardless of whether or not a Participant’s investment preferences were followed with respect to actual investments), in an amount equal to such portion of the Account that is to be paid on such date(s). The Earnings Sub-Account shall be distributed in cash. Shares of Stock allocated to a Participant’s Account shall be distributed in-kind.

(v) For purposes of this Section 4.4(a), each installment payment shall be treated as a series of separate payments and shall be determined by dividing the Account balance as of the Valuation Date by the remaining number of installment payments.

(b) Subsequent Deferral Election. For amounts with respect to each Deferral Year after 2012, a Participant may delay the timing of a previously-scheduled payment or may change the form of a payment only if such subsequent deferral election meets all of the following requirements:

(i) the subsequent deferral election shall not take effect until at least 12 months after the date on which it is made;

(ii) the election must be made at least 12 months prior to the date the payment is scheduled to be made. For installment payments, the election must be made at least 12 months prior to the date the first payment in such installment was scheduled to be made; and

(iii) the subsequent deferral election must delay the payment for at least five years from the date the payment would otherwise have been made. For installment payments, the delay is measured from the date the first payment was scheduled to be made.

(c) Specified Employees. Notwithstanding any provision of this Plan to the contrary, if the Participant is considered a Specified Employee at Separation from Service under such procedures as established by the Company in accordance with Code Section 409A, benefit distributions under Section 4.4(a) that are made upon Separation from Service may not, to the extent required by Code Section 409A, commence prior to the earlier of the date of the Participant’s death or the expiration of the six-month period measured from the date of the Participant’s Separation from Service; provided that to the extent permitted by Code Section 409A, only payments scheduled to be paid during the first six (6) months after the date of such Separation from Service shall be delayed and such delayed payments shall be paid in a single sum on the first day of the seventh month following the date of such Separation from Service.

Section 4.5 Early Distribution of Benefits.

A Participant may request a distribution due to Unforeseeable Emergency by submitting a written request to the Plan Administrator accompanied by evidence to demonstrate that the circumstances being experienced qualify as an Unforeseeable Emergency. The Plan Administrator shall have the authority to require such evidence as it deems necessary to determine if a distribution is warranted. If an application for a hardship distribution due to an Unforeseeable Emergency is approved, the distribution shall be limited to amounts contributed by the Participant to the Plan pursuant to Section 4.1 (and the earnings thereon) and shall be further limited to an amount sufficient to meet the emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The allowed distribution shall be payable in a single lump sum in cash as soon as possible after approval of such distribution, but in any event within ninety (90) days after the occurrence of the Unforeseeable Emergency, with the exact date of such payment to be determined by the Plan Administrator in its sole discretion. For purposes of making any such payment, the Account shall be valued as of the applicable Valuation Date, and the Participant shall direct the Trustee to liquidate Trust investments (regardless of whether or not a Participant’s investment preferences were followed with respect to actual investments), which may or may not include any Valuation Funds, in an amount equal to such portion. In the event the Participant fails to direct the Trustee as provided in the preceding sentence, on the payment date, Trust investments, which may or may not include any Valuation Funds, shall be liquidated on a pro-rata basis (regardless of whether or not a Participant’s investment preferences were followed with respect to actual investments), in an amount equal to such portion. The Earnings Sub-Account shall be distributed in cash. Shares of Stock allocated to a Participant’s Account shall be distributed in-kind. As used herein, “Unforeseeable Emergency” shall mean (i) a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, a Beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)), (ii) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, which may include, if applicable, (x) the imminent foreclosure of or eviction from the Participant’s primary residence, (y) the need to pay for medical expenses, including non-refundable deductibles, as well as the costs of prescription drug medication, and (z) the need to pay for the funeral expenses of the Participant’s spouse, a Beneficiary or the Participant’s dependent (as defined in Section 152 of the Code, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)). Except as otherwise provided in clause (iii) of the immediately preceding sentence, the purchase of a home and the payment of college tuition are not Unforeseeable Emergencies. In the event of any such withdrawal and distribution during any Plan Year as a result of an Unforeseeable Emergency, the Participant’s Salary Deferral Election for such Plan Year shall be deemed automatically revoked for such Plan Year. This section shall be interpreted in a manner consistent with Section 409A of the Code. The circumstances that will constitute an “Unforeseeable Emergency” will depend upon the facts of each case, but, in any event, payment may not be made if such hardship is or may be relieved:

(a) Through reimbursement or compensation by insurance or otherwise;

(b) By liquidation of the Participant’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship, or

(c) By cessation of deferrals under the Plan.

Where a payment is made to a Specified Employee on account of the occurrence of an Unforeseeable Emergency, the payment need not be delayed because the Specified Employee has a Separation from Service after incurring the Unforeseeable Emergency.

Section 4.6 No Acceleration of Retirement Benefit or Termination Benefit. Neither a Participant nor the Employer may accelerate the time or schedule of any payment scheduled to be made under the Plan. Notwithstanding the foregoing, the time or schedule of any payment may be accelerated in any of the following circumstances:

(a) Domestic Relations Orders. The Plan Administrator may accelerate the time or schedule of a payment under the Plan to an individual other than the Participant, or a payment under the Plan may be made to an individual other than the Participant, to the extent necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code). Any such payment reflecting an assigned percentage of the Participant’s Account as of a date certain shall be construed as requiring such assignment to be calculated with reference to such date, or, if administratively preferable to the Committee in its sole and absolute discretion, the last day of the month in which such date certain occurs (the “Assignment Date”). For purposes of making any distribution under this Section 4.6(a), if the domestic relations order provides that earnings and losses shall be taken into account from the Assignment Date through the date of distribution or any earlier date, the Account, for distribution purposes, shall be valued as of the applicable Valuation Date; and if the domestic relations order does not provide that earnings and losses shall be taken into account, or affirmatively provides that earnings and losses shall not be taken into account, the value of the Account as of the Assignment Date shall be the value of the Account for distribution purposes;

(b) Payment of Employment Taxes. The Plan Administrator may accelerate the time or schedule of a payment under the Plan, or a payment may be made under the Plan, to (x) pay the Federal Insurance Contributions Act (“FICA”) tax imposed under Section 3101, 3121(a) or 3121(v)(2) of the Code or (y) pay the income tax at the source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local or foreign tax laws. However, the total payment under this clause (ii) may not exceed the aggregate of the FICA amount and the income tax withholding related to the FICA amount Payment shall be based on the value of the Account as of the applicable Valuation Date; or

(c) Payment Upon Income Inclusion Under Section 409A. The Plan Administrator may accelerate the time or schedule of a payment under the Plan, or a payment may be made under the Plan, at any time that the Plan fails to meet the requirements of Section 409A of the Code and the Final Regulations. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder. Payment shall be based on the value of the Account as of the applicable Valuation Date.

For purposes of making any payment under this Section 4.6, the following rules shall apply: the Participant shall direct the Trustee to liquidate Trust investments (regardless of whether or not a Participant’s investment preferences were followed with respect to actual investments), which may or may not include any Valuation Funds, in an amount equal to such portion of the Account. In the event the Participant fails to direct the Trustee as provided in the preceding sentence, on the payment date, Trust investments, which may or may not include any Valuation Funds, shall be liquidated on a pro-rata basis (regardless of whether or not a Participant’s investment preferences were followed with respect to actual investments), in an amount equal to such portion. The Earnings Sub-Account shall be distributed in cash. Shares of Stock allocated to a Participant’s Account shall be distributed in-kind.

ARTICLE 5.

BENEFICIARY DESIGNATIONS

Section 5.1 Designation by Participant.

Each Participant shall have the right to designate one or more primary Beneficiaries and one or more contingent Beneficiaries to receive the amount represented by his or her Account in the event of his or her death. Beneficiary designation(s) shall be made in the manner as may be prescribed by the Plan Administrator. The Participant shall have the right to revoke or change Beneficiary designations from time to time, and each such change shall constitute a revocation of all prior designations. No Beneficiary designation shall be effective unless in writing and delivered to the Plan Administrator prior to the death of the Participant. Any such Beneficiary designation shall be subordinate to any court order applicable to the Participant’s interest in the Plan.

Section 5.2 Default Provision.

If a Participant dies without having designated a Beneficiary, or if no such designated Beneficiary survives the Participant, any benefit payable by reason of the death of the Participant shall be payable to his or her surviving spouse, or, if there is no surviving spouse, to his or her surviving children, in equal shares. If the Participant dies with no surviving spouse or children, any benefit shall be paid to the Participant’s estate.

ARTICLE 6.

PLAN ADMINISTRATION

Section 6.1 Authority and Delegation.

In general, affairs of the Plan shall be administered by the Plan Administrator subject to the supervision and review of the Board. However, the Plan Administrator has the right, but not the obligation, to delegate any of its duties and authorities hereunder to any person or persons not disabled, as a matter of law, to perform such duties or to exercise such authorities. The Plan Administrator shall provide written reports to the Board, no less frequently than annually, concerning the operation of the Plan and Trust since the date of the last report.

Section 6.2 Duties, Responsibilities and Authority of the Plan Administrator.

The Plan Administrator shall have the following duties and the authority to take such actions as are reasonably necessary and desirable to discharge the same:

(a) to maintain and preserve records relating to each Participant and each Beneficiary;

(b) to recommend to the Board what sums, if any, should be contributed to the Plan;

(c) to prepare and to furnish to each Participant and to others entitled to receive the same, all information and notices required under Federal law or the provisions of the Plan;

(d) to prepare and file or publish and distribute, as required by law, all returns, reports, notices, descriptions and other information required under law to be so filed or published and distributed;

(e) to construe all provisions of the Plan, to correct any defect therein, and to supply any omissions therefrom, as more fully described in Section 6.4 of the Plan;

(f) to arrange for bonding, if necessary;

(g) to determine eligibility for benefits and to provide procedures for the appeal of denied claims for benefits;

(h) to determine whether any court order, including a domestic relations order described in Section 414(p)(1)(B) of the Code, is applicable to the interest of the Participant under the Plan and to take such action as is appropriate in connection with such order;

(i) to solicit, receive, retain and act upon Beneficiary designations and other communications received from the Participant and others;

(j) to promulgate such policies, procedures and rules of general and specific application as the Plan Administrator, in its discretion, deems necessary or desirable to administer the Plan and to further the purposes for which it exists, and from time to time to change such policies, procedures and rules;

(k) to publish forms to be used in connection with the administration of the Plan and to determine the circumstances in which the use of such forms will be required;

(l) to determine whether or not the consent of any person is required in connection with the exercise of any rights or privileges under the Plan and to withhold action pending the receipt of such consent where required;

(m) to delegate to qualified persons or entities such of its ministerial duties as it sees fits to so delegate and to rescind such delegations; provided, however, that the Plan Administrator shall remain responsible for the authorized acts of the delegatees;

(n) to provide the trustees of the Trust with the information required pursuant to the Trust Agreement; and

(o) to exercise such other powers and discharge such other duties and responsibilities as are specified in the Plan as being within the province of the Plan Administrator.

Section 6.3 Reporting and Disclosure.

The Plan Administrator shall keep all individual and group records relating to each Participant, his or her Beneficiary (or Beneficiaries) and others having an interest in his or her benefits under the Plan and the Trust and all other records as may be necessary or desirable, in the judgment of the Plan Administrator, for the proper operation of the Plan. Such records shall be made available for examination and copying by the Participant and his or her Beneficiary (or Beneficiaries); provided, however, that each Participant and representative shall have the right to see or copy only those records pertaining to such person and those records and documents of general application.

Section 6.4 Construction of the Plan.

The Plan Administrator shall take such steps as are considered necessary and appropriate to remedy any inequity that results from incorrect information received or communicated in good faith or as the consequence of an administrative error. The Plan Administrator shall interpret the Plan and shall determine the questions arising thereunder in the administration, interpretation and application of the Plan. The Plan Administrator shall reconcile any inconsistency under the Plan and shall supply any omissions with respect to the Plan. Subject to Section 7.3, all such corrections, reconciliations, interpretations and supplied omissions shall be final and binding on all parties.

Section 6.5 Engagement of Assistants and Advisers.

The Company shall have the right to engage the services of such persons and organizations as it, in its sole discretion, deems necessary or advisable to facilitate the operation of the Plan and the accomplishment of its purposes.

Section 6.6 Bonding.

HCSG shall arrange for such bonding as is required by law, but no bonding in excess of the amount required by law shall be required under the Plan or the Trust.

Section 6.7 Discretion.

The Plan Administrator shall have the greatest lawful degree of discretion in the administration and construction of the Plan. The manner in which the Plan is administered or construed shall not be guided by, and there shall be no precedential value ascribed to, the manner in which the Plan was administered or construed at an earlier date, nor shall the manner in which any plan, fund, program or arrangement similar to the Plan be considered precedential to the manner in which the Plan is to be administered or construed.

ARTICLE 7.

CLAIMS AND REVIEW

Section 7.1 Claims Procedure.

If the Participant or the Participant’s Beneficiary (hereinafter the “Claimant”) is denied all or a portion of an expected benefit under the Plan for any reason, he or she may file a claim with the Committee. The Committee shall notify the Claimant within thirty (30) days of allowance or denial of the claim. The notice of the Committee’s decision shall be in writing, sent by mail to Claimant’s last known address, and, if a denial of the claim, shall contain the following information: the specific reasons for the denial; specific reference to pertinent provisions of the Plan on which the denial is based; if applicable, a description of any additional information or material necessary to perfect the claim and an explanation of why such information or material is necessary; and an explanation of the review process.

Section 7.2 Request for Review.

A Claimant is entitled to request a review by the Board of any denial of his or her claim by the Committee. The request for review must be submitted to the Board in writing within sixty (60) days of receipt of the notice of the denial. Absent a request for review within the sixty (60) day period, the claim will be deemed to be conclusively denied.

Section 7.3 Review Procedure.

The Claimant or his or her representative shall be entitled to review all pertinent documents and to submit issues and comments in writing to the Board. The Board in their sole discretion may afford the Claimant a hearing. The Board shall render a review decision in writing within sixty (60) days after receipt of a request for a review. The Claimant shall receive written notice of the Board’s review decision, which shall contain specific reasons for the decision with references to the pertinent provisions of the Plan.

Section 7.4 Disability Claims Review Procedure.

(a) Initial Claim.

A Claimant may make a claim for benefit under the Plan or request a specific interpretation or ruling under the Plan regarding such Claimant’s status as a Participant with a Disability by submitting a written claim for benefits to the Committee.

If such claim is denied, in whole or in part, the Committee shall provide the Claimant with written notification of such adverse benefit determination within 45 days after the receipt of the claim. This time period may be extended twice by 30 days (for a total of 60 days) if the Committee both determines that such an extension is necessary due to matters beyond the control of the Plan and notifies the Claimant of the circumstances requiring the extension of time and the date by which the Committee expects to render a decision. Any such notification shall be made prior to the expiration of the initial 45-day or 30-day period, as applicable.

If such an extension is necessary due to the Claimant’s failure to submit the information necessary to decide the claim, the notice of extension shall specifically describe the required information, and the Claimant shall be afforded at least 45 days within which to provide the specified information. If the Claimant delivers the requested information within the time specified, any 30-day extension period shall begin after the claimant has provided that information. If the Claimant fails to deliver the requested information within the time specified, the Committee may decide the claim without that information.

A Claimant may file any claim himself or herself or may designate another person as his or her “authorized representative” by notifying the Committee in writing of that person’s designation. In that case, all subsequent notices are provided to claimant through his or her authorized representative and decisions concerning that claim shall be given to that representative.

Any written notice of adverse benefit determination shall include the following information:

(i) the specific reason or reasons for the denial;

(ii) reference to the specific Plan provisions on which the determination is based;

(iii) a description of any additional material or information necessary for the claimant to seek review and an explanation of why such material or information is necessary;

(iv) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring legal action in federal court under the federal pension law known as ERISA, if the Claimant’s claim on review is denied; and

(v) disclosure of any internal rule, guideline, protocol or similar criterion relied on in making the adverse determination.

Any failure of the Committee to respond to the Claimant’s claim for benefit within the allotted time period, including extensions, shall be deemed to be a denial of such claim by all parties.

(b) Appeal of Denied Claim.

If a Claimant’s claim is denied or a Claimant or his or her authorized representative has not received a response within the initial 45-day period or extended 30-day or 60-day period, as applicable, the Claimant or his or her authorized representative, as applicable, may request a review by notice given in writing to the Committee. A Claimant or his or her authorized representative, as applicable, shall have at least 180 days after the receipt of the denial notice to appeal the denial.

In connection with a Claimant’s or authorized representative’s right to appeal the Committee’s initial determination regarding the claim, the Claimant or authorized representative, as applicable, also:

(i) may review pertinent documents and submit issues and comments in writing;

(ii) is entitled to have the review of the adverse benefit determination take into account all new information, whether or not presented or available at the initial determination. No deference will be afforded to the initial determination;

(iii) will be given the opportunity to submit written comments, documents, records, or any other information relevant to the claim;

(iv) will, upon request and free of charge, be provided with reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits, including all documents defined by applicable U.S. Department of Labor regulations;

(v) is entitled to have the review conducted by a person different from the person who made the initial determination and such person will not be the original decision maker’s subordinate;

(vi) is entitled to be given a review that takes into account all comments, documents, records, and other information submitted by the Claimant or authorized representative, as applicable, relating to the claim, regardless of whether such information was submitted or considered in the initial benefit determination;

(vii) is entitled to, in the case of a claim denied on the grounds of a medical judgment, have Committee consult with a health professional with appropriate training and experience. The health care professional who is consulted on appeal will not be the individual, if any, who was consulted during the initial determination or a subordinate; and

(viii) if the advice of a medical or vocational expert was obtained by the Committee in connection with the denial of the claim, will be provided with the names of each such expert, regardless of whether the advice was relied upon.

The Committee normally shall issue a decision on an appealed claim involving a Disability determination not later than 45 days following receipt of the written appeal. If the Committee determines that special circumstances require an extension of time for a decision on review, the review period may be extended by an additional 45 days (90 days in total). The Committee shall notify the Claimant or authorized representative, as applicable, in writing if an additional 45 day extension is needed. Any such notice shall be delivered prior to the expiration of the initial 45 day period and shall describe the special circumstances requiring the extension and set forth the date by which the Committee expects the claim to be decided.

If an extension is necessary due to a Claimant’s or authorized representative’s, as applicable, failure to submit the information necessary to decide the appeal,

the notice of extension will specifically describe the required information, and the Claimant or authorized representative, as applicable, will be afforded at least 45 days to provide the specified information. If the Claimant or authorized representative, as applicable, delivers the requested information within the time specified, the 45 day extension of the appeal period will begin after such information has been provided. If the Claimant or authorized representative, as applicable, fails to deliver the requested information within the time specified, the Committee may decide the appeal without that information.

Following a denial of a claim on review, the Committee will provide the Claimant or authorized representative, as applicable, with a written notice containing the following information:

(i) the specific reason or reasons for the denial;

(ii) references to the specific Plan provisions on which the denial is based;

(iii) a statement disclosing any internal rule, guideline, protocol or similar criterion relied on in making the adverse determination;

(iv) a statement that the claimant or authorized representative, as applicable, is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits, including documents not relied upon in deciding the appeal. For this purpose a document is considered “relevant” if it (1) was relied upon in making the benefit determination on the claim; (2) was submitted, considered, or generated in the course of deciding the claim, whether or not relied upon in deciding the claim; (3) demonstrates compliance with the administrative processes and safeguards designed to ensure that benefit claims are decided in accordance with governing Plan documents and that Plan provisions have been applied consistently with respect to similarly situated claimants; or (4) constitutes a statement of policy or guidance with respect to the Plan concerning the denied treatment option or benefit for the Claimant’s diagnosis, without regard to whether such statement was relied upon in deciding the benefit;

(v) a statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s or authorized representative’s, as applicable, right to obtain the information about such procedures, and right to bring an action in federal court under federal law; and (1) if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, the specific rule, guideline, protocol, or other similar criterion; or a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination; (2) if the denial is based on a medical necessity or experimental treatment or similar exclusion or limit an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant’s medical circumstances; and (3) a statement as follows: ‘You and your plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency;’ and

(vi) a statement describing the Claimant’s or authorized representative’s, as applicable, right to bring an action in federal court under Section 502(a) of ERISA with respect to such denial of benefits.

ARTICLE 8.

PLAN AMENDMENT AND TERMINATION

Section 8.1 Amendment.

The provisions of the Plan may be amended at any time and from time to time by the Board or any subcommittee thereof or any officer of the Company to whom the Board has delegated such authority. Any such amendment shall be by written instrument, shall be communicated to the Participants, and shall not deprive the Participant of any benefit previously earned or accrued as of the date of the proposed amendment.

Section 8.2 Plan Termination.

(a) The Company reserves the right to terminate the Plan in whole or in part at any time and without notice to any person or entity. Notwithstanding the foregoing, no such termination shall deprive the Participant of any benefit earned or accrued as of the date of the proposed termination. Subject to Section 8.2(b), in the event of any such termination, the Trustee shall distribute Plan benefits at the time specified for payment of such benefits to the Participant or his or her designated Beneficiary in accordance with Section 4.4 or Section 4.5, as the case may be. A termination of the Plan shall be duly authorized by the Board or any subcommittee thereof or any officer of the Company to whom the Board has delegated such authority. Upon a termination of the Plan for any reason, each Participant shall become fully vested in all of the Stock contributed and allocated to his or her Account pursuant to Section 4.2(a).

(b) In the event of a Change In Control (hereinafter defined), the Plan may be terminated and, within the ninety (90) days following the Change In Control, the unpaid Account balances of all Participants shall be distributed in a single lump sum. For purposes of this subparagraph, the Plan will be treated as terminated as a result of a Change In Control only if all substantially similar arrangements sponsored by the Company are also terminated, so that the Participants of the Plan and participants of any similar plan receive all amounts of compensation deferred under such arrangements within 12 months of the termination date. A “Change In Control” shall occur on the date upon which:

(i) any one person, or more than one person acting as a group (as determined under Treas. Reg. 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) ownership of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities;

(ii) a majority of the members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iii) any one person, or more than one person acting as a group (as determined under Treas. Reg. 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have an aggregate gross fair market value equal to or more than 40 percent of the aggregate gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, without regard to any liabilities associated with such assets.

ARTICLE 9.

MISCELLANEOUS PROVISIONS

Section 9.1 Non-alienation of Benefits.

None of the payments, benefits or rights of the Participant or any Beneficiary shall be subject to any claim of any creditor other than the Company, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process or any other legal or equitable process available to any creditor of the Participant or any Beneficiary of the Participant other than the Company. Neither the Participant nor any Beneficiary shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments which he or she may expect to receive, contingently or otherwise, under the Plan or the Trust, except that the Participant may designate one or more Beneficiaries as hereinabove provided. Notwithstanding the foregoing, effective as of the 409A Effective Date, the Trustee, if requested by the Company, or the Company may make “payment” (as defined in this Section 9.1) to an individual who is not a Participant to the extent such payment is required under the terms of a domestic relations order within the meaning of Section 414(p)(1)(B) of the Code (a “Domestic Relations Order”). Without in any way limiting the generality of the foregoing, the making of any payment by the Trustee or the Company, as applicable, to an individual who is not a Participant, if made pursuant to the terms of a Domestic Relations Order, shall be construed by all parties as exempt from the prohibitions against anticipation, assignment, alienation, encumbrance, attachment, garnishment, levy, execution or other legal or equitable process contained herein, but only to the extent required to implement the terms of such Domestic Relations Order with respect to such payment. For purposes of this Section 9.1, “payment” shall be limited to (i) an actual distribution of cash, in respect of the Participant’s Earnings Sub-Account, (ii) an in-kind distribution of shares of Stock and (iii), solely for purposes of effectuating a payment described in (i) or (ii), a transfer on the books and records of the Plan of beneficial ownership of all or a portion of the Participant’s benefits under the Plan to the individual(s) identified in the Domestic Relations Order. Under no circumstances shall the Plan permit any individual(s) identified in a Domestic Relations Order to maintain an Account hereunder.

Section 9.2 Terms of Employment.

Neither the establishment of the Plan nor any modification thereof, nor the creation of any fund, Trust or account, nor the admission of any person to participation in the Plan, nor the payment of any benefits shall be construed as giving any Employee the right to be retained in the service of the Employer; and each Employee shall remain subject to retention in the employ of Employer and to discharge from such employ to the same extent and on the same conditions as if the Plan was never adopted.

Section 9.3 Severability of Provisions.

If any provision of the Plan is found by a court of competent jurisdiction to be unlawful or unenforceable, such provision shall be deemed null and void, and the balance of the Plan shall continue in full force and effect, as if such unlawful or unenforceable provision had not been included.

Section 9.4 Effect on Other Parties.

The Plan as set forth herein, and as amended from time to time, shall be binding upon the heirs, executors, administrators, successors, assigns and other personal representatives of the Participant.

Section 9.5 Headings and Captions.

The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

Section 9.6 Gender and Number.

All provisions in the Plan are intended to be gender-neutral. Accordingly, except where otherwise clearly indicated by context, the masculine, feminine and neuter form of any word shall include all other gender-designating forms, the singular shall include the plural and vice-versa.

Section 9.7 Payments to Legally Incapacitated Persons.

Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of effectively receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payments shall fully discharge the payor, the Plan Administrator, the Employer and all other parties with respect thereto.

Section 9.8 Reliance on Data and Consents.

The Employer, the Plan Administrator and all other person or entities associated with the operation of the Plan and the provision of benefits under the Plan, may reasonably rely on the veracity, the accuracy and the completeness of all data provided by the Participant, his or her Beneficiary (or Beneficiaries), and his or her representatives, including, without limitation, data with respect to age, health and marital status. Furthermore, the Employer and the Plan Administrator with respect to the Plan may reasonably rely on all consents and designations filed under the Plan, regardless of by whom filed, without duty to inquire into the genuineness of any such consent or designation. None of the aforementioned persons or entities associated with the operation of the Plan, or the benefits provided under the Plan shall have any duty to inquire into any such data, and all may rely on such data being current to the date of presentation, it being the duty of Participants, Beneficiaries and their respective representatives to advise appropriate parties of any change in such data.

Section 9.9 Entire Agreement.

This instrument shall constitute the entire agreement among the parties with respect to the subject matter hereof, and shall supersede all previous understandings on the subject.

Section 9.10 Controlling-Law.

The Plan shall be construed and enforced according to the law of the Commonwealth of Pennsylvania to the extent not preempted by Federal law, which shall otherwise control.

This Amended and Restated Deferred Compensation Plan is hereby approved and adopted this 18th day of October, 2012.

HEALTHCARE SERVICES GROUP, INC.

BY:	/s/ John C. Shea
Chief Financial Officer and Secretary

EXHIBIT “A”

VALUATION FUNDS

Effective as of the Effective Date, the Valuation Funds under the Plan shall include the following:

1.	American Funds Euro Pacific Growth

2.	BlackRock Equity Dividend Fund

3.	BlackRock Global Allocation Fund

4.	Delaware Emerging Markets Fund

5.	ING Real Estate Fund

6.	Ivy High Income Fund

7.	JP Morgan Government Bond Fund

8.	JP Morgan Large Cap Growth Fund

9.	Nuveen Santa Barbara Dividend Growth Fund

10.	PIMCO Commodity Real Return Strategy Fund

11.	PIMCO Real Return Fund

12.	PIMCO Total Return Fund

13.	Principal MdCap Blend Fund

14.	Templeton Global Bond Fund

15.	Wells Fargo Adv Small Cap Value Fund